Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Second Quarter 2016 Financial Results

Declares Third Quarter 2016 Distribution of $0.36 Per Share

Menlo Park, Calif., August 8, 2016 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or "TPVG"), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the second quarter of 2016.  TPVG also declared a third quarter 2016 distribution of $0.36 per share.

Second Quarter 2016 Highlights:

•	GAAP net investment income and core net investment income[1] of $5.0 million ($0.30 per share).
•	$35.0 million of signed term sheets; closed $35.0 million of new debt commitments to venture growth stage companies.
•	Funded $22.4 million in new investments with a 14.8% weighted average annualized portfolio yield, with approximately 70% of investment funding occurring in the last week of June.
•	Total investment portfolio at June 30, 2016 of $299.6 million at fair value, includes 36 warrant and equity investments with $12.8 million of fair value.
•	13.2% weighted average annualized portfolio yield on debt investments for the second quarter.
•	Declared a second quarter distribution of $0.36 per share, paid on June 16, 2016.
•	Repurchased 190,242 shares during the second quarter representing $2.0 million including commissions.
•	Net asset value of $211.8 million, or $13.05 per share, as of June 30, 2016.
•

Subsequent to end of the second quarter, the Company submitted its management assessment questionnaire and supporting documentation as part of the Small Business Investment Company (“SBIC”) program application process.[2]

“Our brand and reputation are the deciding factors when venture growth stage companies seek financing,” said Jim Labe, Chairman and Chief Executive Officer of TPVG.  “We are focused on building the TPVG franchise and working closely with our select venture capital investors to structure attractive financing solutions for leading venture growth stage companies.”

“We continue to see quality venture growth stage lending opportunities to add to our pipeline,” said Sajal Srivastava, president and chief investment officer of the Company.  “We will maintain our discipline while growing our portfolio, increase our use of leverage, and deliver attractive risk-adjusted returns to our stockholders.”

Portfolio and Investment Activity

During the second quarter of 2016, the Company entered into $35.0 million of new commitments, funded five loans and one equipment lease totaling $22.4 million in principal balance, and acquired warrants valued at $0.7 million.  All of the investment funding for the second quarter occurred in June with 70% occurring during the last week of the month. The

[1]

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding the Company’s capital gains incentive fee. See additional information under “Reconciliation of Core Net Investment Income” below.

[2]

There is no assurance that our application for an SBIC license will be approved, or that, if approved, we will be able to draw up to the maximum amount of leverage funds available under the SBIC program.

new investments funded during the quarter had a 14.8% weighted average annualized portfolio yield. The Company’s weighted average annualized portfolio yield on debt investments for the second quarter was 13.2% due to the absence of prepayments as well as reductions on the yield of loans associated with Virtual Instruments in conjunction with its acquisition. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.1

As of June 30, 2016, the Company had 88 investments in 33 companies, and the total cost and fair value of these investments were $301.2 million and $299.6 million, respectively. Total portfolio investment activity as of and for the three and six months ended June 30, 2016 and 2015 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(dollars in thousands)	2016	2015	2016	2015
Beginning portfolio at fair value	$282,757	$251,714	$271,717	$257,971
New debt investments	21,910	7,300	77,273	16,909
Principal payments received on investments	(1,504)	(5,895)	(4,125)	(11,634)
Early pay-offs	(1,298)	(46,881)	(31,115)	(56,881)
Accretion of debt investment fees	1,730	168	2,525	2,101
New warrants	683	595	1,343	494
New equity investments	—	500	—	750
Payment-in-kind coupon	328	—	968	—
Net realized losses on investments	(21,336)	—	(21,987)	(317)
Net unrealized losses on investments	16,379	753	3,050	(1,139)
Ending portfolio at fair value	299,649	208,254	299,649	208,254

Unfunded Commitments

As of June 30, 2016, the Company’s unfunded commitments totaled $164.5 million, $100.0 million of which is dependent upon customers reaching certain milestones before being permitted to request funding. Of the $164.5 million of unfunded commitments, $75.5 million will expire during 2016 and $89.0 million will expire during 2017 if not drawn prior to expiration. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

Signed Term Sheets

During the second quarter of 2016, TriplePoint Capital LLC (“TPC”) entered into $35.0 million of non-binding term sheets to venture growth stage companies.  All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation, and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

Results of Operations

For the second quarter of 2016, the Company’s total investment and other income was $9.4 million as compared to $11.6 million for the second quarter of 2015, representing a weighted average annualized portfolio yield on its debt investments

[1]

The Company’s weighted average annualized portfolio yield on debt investments may be higher than an investor’s yield on an investment in shares of its common stock. The weighted average annualized portfolio yield on debt investments does not reflect operating expenses that may be incurred by the Company.

of 13.2% during the second quarter of 2016 as compared to 17.9% for the second quarter of 2015. For the six months ended June 30, 2016, the Company’s total investment and other income was $20.5 million, representing a weighted average annualized portfolio yield on its debt investments of 14.4% as compared to $21.4 million and a weighted average annualized portfolio yield on its debt investments of 16.2% for the six months ended June 30, 2015.

Operating expenses for the second quarter of 2016 were $4.4 million as compared to $5.3 million for the second quarter of 2015.  Operating expenses for the second quarter of 2016 consisted of $1.9 million of interest expense and amortization of deferred credit facility costs, $1.3 million of base management fees, $0.4 million of administration agreement expenses and $0.8 million of general and administrative expenses. Due to the total return requirement under the investment income component of the Company’s advisory fee, the Company did not pay any incentive fees in the second quarter of 2016.  The Company’s operating expenses were $8.8 million and $10.2 million for the six months ended June 30, 2016 and 2015, respectively.

For the second quarter of 2016, the Company recorded net investment income and core net investment income1 of $5.0 million, or $0.30 per share, as compared to $6.3 million, or $0.38 per share for the second quarter of 2015. These per share calculations are based on the average number of Company’s shares of common stock outstanding during the respective periods and include the impact of the Company’s common stock equity offering and share repurchases. The Company believes an important measure of the investment income that the Company distributes each year is core net investment income, since capital gains incentive fees are accrued based on net realized and unrealized gains but are not earned until net realized gains occur. The Company’s net investment income and core net investment income was $11.7 million, or $0.72 per share during the six months ended June 30, 2016. This compares to $11.2 million of net investment income and $11.0 million of core net investment income during the six months ended June 30, 2015.

For the second quarter of 2016, the Company recorded net realized and unrealized losses of $5.0 million, or $0.30 per share, as compared to net realized and unrealized gains of $0.8 million, or $0.05 per share, for the second quarter of 2015.  Realized losses on investments for the second quarter of 2016 consisted of $20.5 million net realized losses on debt investments to two portfolio companies that were on the Company’s credit watch list, HouseTrip Ltd. credit rated Red (5) and Intermodal Data, Inc. credit rated Orange (4), and $0.8 million on warrant investments to four portfolio companies. $5.8 million of the net realized loss associated with Intermodal Data, Inc. was not previously recognized as an unrealized loss.  Net change in unrealized gains on investments for the second quarter of 2016 consisted of the reversal of $14.7 million of unrealized losses related to HouseTrip Ltd. and Intermodal Data, Inc., $0.9 million of net unrealized gains on other debt investments, $0.6 million net unrealized gains on warrant investments and $0.2 million net unrealized gains on equity investments.

The Company’s net increase in net assets resulting from operations for the second quarter of 2016 was approximately $3 thousand, or $0.00 per share, as compared to a net increase of $7.0 million, or $0.43 per share, for the second quarter of 2015. For the six months ended June 30, 2016, the Company’s net decrease in net assets resulting from operations was approximately $7.3 million, or $0.45 per share, as compared to $9.8 million of net increase in net assets, or $0.73 per share, for the six months ended June 30, 2015.

Credit Quality

The Company maintains a credit watch list with borrowers placed into one of five categories based on management’s judgment of credit quality, where Clear, or 1, is the highest rating and all new loans are initially assigned a rating of White,

[1]

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding the Company’s capital gains incentive fee. See additional information under “Reconciliation of Core Net Investment Income” below.

or 2. As of June 30, 2016, the weighted average investment ranking of the Company’s debt investment portfolio was 2.06 as compared to 2.09 at the end of the prior quarter. Additional information regarding our credit rating methodology is detailed in our Form 10-Q for the period ended June 30, 2016.

The following table shows the credit rankings for the Company’s debt investments at fair value as of June 30, 2016 and as of March 31, 2016.

	As of June 30, 2016			As of March 31, 2016
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies
Clear (1)	$40,140	14.0%	2	$69,045	25.5%	2
White (2)	205,323	71.6	13	152,770	56.5	12
Yellow (3)	26,345	9.2	1	6,165	2.3	1
Orange (4)	15,008	5.2	2	41,427	15.3	3
Red (5)	—	—	—	1,173	0.4	1
	$286,816	100.0%	18	$270,580	100.0%	19

Net Asset Value

As of June 30, 2016, the Company’s net assets were $211.8 million, or $13.05 per share, compared to $218.5 million, or $13.40 per share, as of March 31, 2016.

Share Repurchase Program

As part of the Company’s $25 million share repurchase program approved in October 2015, during the quarter ended June 30, 2016, 190,242 shares were repurchased at a weighted average price of $10.52, including commissions, with a total cost of approximately $2.0 million, bringing total repurchases to 656,462 shares representing $7.6 million including commissions.

Liquidity and Capital Resources

As of June 30, 2016, the Company had total cash of $20.1 million, with available capacity of $147.0 million under its revolving credit facility. As of June 30, 2016, the Company had cash equivalents of $70.0 million in face value, consisting of short-term investments of U.S. Treasury bills that the Company sold on July 5, 2016.

Distribution

The Company’s board of directors declared a quarterly distribution of $0.36 per share for the third quarter of 2016 payable on September 16, 2016, to stockholders of record as of August 31, 2016.

Subsequent Events

Since June 30, 2016:

•	The Company closed $15.0 million of additional debt commitments.
•	The Company funded $5.2 million in new investments.
•	TriplePoint Capital’s direct originations platform entered into $27.0 million of additional non-binding signed term sheets with venture growth stage companies.
•	Dollar Shave Club announced its acquisition by Unilever for $1 billion, which is expected to result in an approximately $725,000 of realized gains and fees for the Company.
•

Walmart announced it agreed to acquire Jet.com for $3 billion of cash and $300 million of Walmart shares.  Any realized gains and fees earned by the Company will be determined once further details are known.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, August 8, 2016, to discuss its financial results for the quarter ended June 30, 2016. To listen to the call, investors and analysts should dial 1 (866) 652-5200 (domestic) or 1 (412) 317-6060 (international) and ask to join the TriplePoint Venture Growth call.  Please dial in at least five minutes before the scheduled start time.  A replay of the call will be available through August 22, 2016, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10091065.  The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com.  An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp., the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except share data)

	June 30, 2016	December 31, 2015
Assets
Investments at fair value (amortized cost of $301,235 and $276,352, respectively)	$299,649	$271,717
Short-term investments at fair value (cost of $69,886 and $69,998, respectively)	69,881	69,995
Cash	16,854	32,451
Restricted cash	3,280	6,028
Deferred credit facility costs and other assets	4,502	2,132
Total Assets	394,166	382,323

Liabilities
Revolving credit facility payable	53,000	18,000
2020 Notes, net	53,099	52,910
Payable for U.S. Treasury bill assets	69,886	69,998
Other payables, accrued expenses, and liabilities	6,374	9,769
Total Liabilities	182,359	150,677

Net Assets	$211,807	$231,646

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2016 and December 31, 2015)	$—	$—
Common stock, par value $0.01 per share (450,000,000 shares authorized; 16,226,772 and 16,302,036 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	162	163
Paid-in capital in excess of par value	234,347	235,205
Net investment income	46,453	34,767
Accumulated net realized losses on investments	(22,304)	(317)
Accumulated net unrealized losses on investments	(1,591)	(4,638)
Distributions	(45,260)	(33,534)
Net Assets	$211,807	$231,646

Net Asset Value per Share	$13.05	$14.21

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Investment Income
Interest income from investments	$9,282	$10,487	$20,007	$19,648
Other income	123	1,119	477	1,766
Total investment and other income	9,405	11,606	20,484	21,414

Operating Expenses
Base management fee	1,335	1,404	2,700	2,563
Income incentive fee	—	1,575	—	2,737
Capital gains incentive fee	—	6	—	(290)
Interest expense and amortization of fees	1,903	1,194	3,697	2,838
Administration agreement expenses	398	406	795	777
General and administrative expenses	811	726	1,606	1,549
Total Operating Expenses	4,447	5,311	8,798	10,174

Net investment income	4,958	6,295	11,686	11,240

Net realized and unrealized gains (losses) on investments
Net realized losses on investments	(21,336)	—	(21,987)	(317)
Net change in unrealized gains (losses) on investments	16,381	753	3,047	(1,136)
Net realized and unrealized gains (losses) on investments	(4,955)	753	(18,940)	(1,453)

Net Increase (Decrease) in Net Assets Resulting from Operations	$3	$7,048	$(7,254)	$9,787

Basic and diluted net investment income per share	$0.30	$0.38	$0.72	$0.84
Basic and diluted net increase (decrease) in net assets per share	$ *	$0.43	$(0.45)	$0.73
Basic and diluted weighted average shares of common stock outstanding	16,288,544	16,569,406	16,295,290	13,444,704

*Less than $.005

WEIGHTED AVERAGE PORTFOLIO YIELD ON DEBT INVESTMENTS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Weighted average portfolio yield on debt investments (1)	13.2%	17.9%	14.4%	16.2%
Coupon income (1)	10.1%	10.6%	10.3%	10.8%
Net amortization and accretion of premiums and discounts (1)	0.8%	0.6%	0.8%	0.6%
Net accretion of end-of-term payments (1)	2.3%	3.1%	2.6%	3.0%
Impact of prepayments (1)	0.0%	3.6%	0.7%	1.8%

(1)

Weighted average portfolio yield on debt investments for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net Investment Income	$4,958	$6,295	$11,686	$11,240
Capital gains incentive fee	—	6	—	(290)
Core Net Investment Income	$4,958	$6,301	$11,686	$10,950

Net Investment Income per Share	$0.30	$0.38	$0.72	$0.84
Capital gains incentive fee per share	$—	*	—	(0.03)
Core Net Investment Income per Share	$0.30	$0.38	$0.72	$0.81

*Less than $.005

For the three and six months ended June 30, 2016, the Company had no accrued capital gains incentive fee and for the three and six months ended June 30, 2015, the Company recorded accrued capital gains incentive fee of $6 thousand and a reversal of $0.3 million, respectively. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each applicable calendar year.

The actual capital gains incentive fee payable to the Company’s investment adviser is calculated and paid as of the end of each calendar year and is only based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year.  No effect is given to gross unrealized appreciation in this calculation.